Exhibit 99.2


                     TRIBUNE TO ACQUIRE NTC PUBLISHING GROUP

CHICAGO, Mon., Feb. 5, 1996 -- Tribune Company has reached agreement to acquire NTC Publishing Group, an independent publisher of educationally oriented materials for the school and consumer markets. NTC's publishing imprints include National Textbook Company, Passport Books, VGM Career Horizons, The Quilt Digest Press and NTC Business Books.

Tribune will purchase the privately held company for $82 million in cash. Completion of the transaction is expected in the first quarter of 1996.

The Chicago-area publisher produces educational products in print, audio and multimedia formats in the growing markets of foreign-language learning, English as a Second Language (ESL), language arts, careers and business. NTC also publishes self-instruction, reference and travel books for consumers. Its 4,000 active titles are published and marketed nationally and internationally, with sales in more than 75 countries. The company had 1995 revenues of $31 million. NTC, based in Lincolnwood, IL, currently has approximately 160 employees.

"The educational products of NTC and Contemporary Books complement each other extremely well," Robert D. Bosau, Tribune Education executive vice president, said. "NTC has superb products, multiple channels of distribution and a focus in growing markets. Contemporary Books has two strong and growing businesses: educationally oriented nonfiction books for consumers and educational products for junior high school students through adult learners." Tribune Education will combine NTC and Contemporary Books into a new company called NTC/Contemporary Publishing Company.

"These businesses, along with The Wright Group, Everyday Learning Company and our recent acquisition of Educational Publishing Corporation, which consists of Creative Publications, Ideal School Supply and Instructional Fair o TS Denison, makes Tribune Education a leader in innovative curriculum, supplemental education and consumer publishing. The expanded group of companies also provides Tribune Education with access to growing markets and new channels of distribution to teachers, parents and consumers," Bosau said.

Mark R. Pattis, the current publisher and CEO of NTC, will assume responsibility as president and CEO of NTC/Contemporary Publishing Company. "Over the years, we've been approached by many companies, but the fit with Tribune is unique," Pattis said. "Tribune's commitment to educationally oriented publishing for the school and consumer markets and its aggressive growth strategy is very attractive to us.

"As part of Tribune, we will expand our distribution channels and accelerate our growth potential. We will enhance Tribune's presence in the educational and consumer markets, both nationally and internationally," Pattis said.


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"NTC  started  as a hobby,  and a second  business,  35 years  ago with just two books," S. William Pattis, founder of NTC, said. "I am especially pleased that NTC is joining Tribune Education because it is a natural next step in the growth cycle of NTC. Tribune will provide our staff an environment to develop with a growing company."

Tribune Education is a leading publisher of educationally oriented products and services for the school and home markets. Businesses include The Wright Group, Contemporary Books, Everyday Learning Corporation, and a significant equity interest in ImageBuilder Software Inc., a multimedia software developer. Tribune Education reached an agreement last week to acquire Educational Publishing Corporation, which consists of three education companies: Creative Publications, Ideal School Supply, Instructional Fair o TS Denison.

Tribune Education is a business segment of Tribune, a leading information, education and entertainment company. Tribune publishes four daily newspapers, owns and operates nine television and five radio stations, produces and syndicates programming and information and provides educationally oriented products and services for the school and home markets. Tribune is a significant investor in SoftKey International Inc., a leading publisher of education and consumer multimedia.


MEDIA CONTACT:                                    INVESTOR CONTACT:
Kelly Shannon                                     Ruthellyn Musil
312/222-4569 (Office)   FAX 312/222-1573          312/222-3787 (Office)
312/944-1169 (Home)                               708/559-0852 (Home)
KShannon@tribune.com (Internet)                   RMusil@tribune.com (Internet)


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